Dear Shareholder:

We are pleased to report to you the results of the first quarter and the beginning of 2012.  Although we continue to operate in a stressed community banking and economic environment, our results in almost all categories show significant improvement over the first quarter of 2011. The results show significant improvements, especially in the brief period since year-end, Dec. 31, 2011. Results of operations for Highlands Union Bank (HUB) and Highlands Bankshares, Inc., (HBI) through three months of 2012 show a net income of $556,000 at HUB and a consolidated net income of $414,000 at HBI. This equates to an annualized consolidated return on equity of 5.78 percent for the first quarter. This compares very positively to the results of the first quarter last year, which showed negative earnings of $2,123,000 consolidated. These improved earnings results are after a contribution to loan loss reserve in the amount of $505,000 during the first quarter to protect the bank against possible and unknown future loan losses.

The primary issue within the community banking industry that has devastated earnings and capital for the past three years is the severe deterioration of asset quality due to the extended economic crisis. Industrywide, this has seen little improvement. For that reason, I am also pleased to report that all of the categories that measure loan/asset quality at Highlands Union Bank have shown consistent improvement over the past four quarters, especially the first quarter of 2012. Non-accrual loans at HUB have dropped by approximately 50 percent from first quarter of 2011 to first quarter of 2012, from $25,685,000 to 13,141,000. A large portion of this drop has occurred during the first quarter of 2012. Total non-performing assets have decreased by 30 percent. In addition, at the end of first quarter of 2012, 30-day past-due loans were at the lowest since 2009.

During the first quarter, we have either sold or contracted to sell more foreclosed real estate than in any other quarter in recent years. This is very good news. For the past two or three years, it has been almost impossible to find buyers for foreclosed properties.

This much-improved beginning to 2012 is very encouraging to Senior Management and the Board of Directors. We recognize that the community banking industry and the economic environment we continue to operate in have seen very little improvement over the past three years. We also realize that we, like all other community banks, will have future challenges, such as dealing with continued problem assets. However, we are encouraged and optimistic as we move forward into 2012 and beyond. Our hope is that the many hard decisions made by the Board and Senior Management, as well as the tireless efforts of our officers and staff during these historically difficult times, have set the stage for your bank to continue the positive momentum of the first quarter into the remainder of 2012 and beyond.

We would like to thank you, our shareholders, for your unwavering support, understanding and patience during the very challenging times we have had to confront the past three years. We truly appreciate it. I very much look forward to reporting to you on the future performance of your bank and company.

Again, thank you for your continued confidence and support.

/s/ Samuel L. Neese

Samuel L. Neese
Chief Executive Officer

Highlands Bankshares, Inc.
Consolidated Financial Highlights (unaudited)
(in thousands except per share data)

	Three months ended	Three months ended
RESULTS OF OPERATION	March 31, 2012	March 31, 2011

Net Interest Income	$4,285	$4,284
Net Income (Loss)	$414	$(2,123)
Net Income (Loss)- Bank only	$556	$(1,966)

FINANCIAL CONDITION	March 31, 2012	March 31, 2011

Assets	$612,089	$641,057
Loans	$401,297	$437,872
Securities / Other Investments	$66,746	$64,605
Deposits	$506,010	$532,500
Stockholders' Equity	$29,056	$31,013
Shares Outsanding	$5,011	$5,011
Non -performing assets	$30,190	$42,810
Allowance for loan losses as a
percentage of total loans	2.22%	2.79%
Non-perfoming loans to
total assets	2.31%	4.10%

Per Share Data
(1) Based on weighted average shares outstanding
Net Income (Loss)	$0.08	$(0.43)
Stockholders' equity (book value)
per shares outstanding at end of period	$5.80	$6.19

CONVENIENT LOCATIONS

Main Office and Corporate Headquarters 340 West Main Street Abingdon, VA 24210 (276) 628-9181	Knoxville 7570 Mountain Grove Drive Knoxville, TN 37920 (865) 573-4471
East Abingdon - 1-81, Exit 19 24412 Maringo Road Abingdon, VA 24211 (276) 628-6300	Rogersville 4020 Highway 66S Rogersville, TN 37857 (423) 272-1987
West Abingdon - 1-81, Exit 14 164 Old Jonesboro Road Abingdon, VA 24210 (276) 628-3933	Sevierville/Hardin Lane 113 Hardin Lane Sevierville, IN 37862 (865) 908-0455
Bristol/Commonwealth 821 Commonwealth Avenue Bristol, VA 24201 (276) 645-7110	Sevierville/Veterans Boulevard 1824 Veterans Boulevard Sevierville, IN 37862 (865) 774-5168
Glade Spring 506 Maple Street Glade Spring, VA 24340 (276) 429-3000	Banner Elk 115 Main Street East Banner Elk, NC 28604 (828) 898-5100
Marion 1425 North Main Street Marion, VA 24354 (276) 782-9394	Boone 1013 NC Highway 105 Boone, NC 28607 (828) 264-7040
Blountville 2217 Highway 394 Blountville, TN 37617 (423) 323-9181	Operations Center 266 West Plumb Alley Abingdon, VA 24210 (276) 628-9181
Bristol/Old Airport Road 999 OldAirport Road Bristol, VA 24201 (276) 669-9300	Customer Service Center 341 West Main Street Abingdon, VA 24210 (276) 619-4920

hubank.com